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EXHIBIT 21

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

        The following table lists our significant subsidiaries and the respective jurisdictions of their organization or incorporation as of December 28, 2008. With the exception of MillerCoors LLC, all subsidiaries are included in our consolidated financial statements.

Name	State/country of organization or incorporation
Coors Brewing Company	Colorado
MillerCoors LLC(1)	Delaware
CBC Holdco, Inc.	Colorado
Coors International Holdco, ULC	Canada
Molson Coors International General, ULC	Canada
Molson Coors International LP	Delaware
Molson Coors Capital Finance ULC	Canada
MC Finance General ULC	Canada
MC Finance LP	Canada
Molson Coors Callco ULC	Canada
Molson Coors Canada Holdco, ULC	Canada
Molson Coors Canada Inc. (formerly Coors Canada, Inc.)	Canada
Molson Holdco, ULC	Canada
Molson Inc.	Canada
Molson Canada Company	Canada
Molson Canada (2005)	Canada
Molson UK Holdings LLP	England
Golden Acquisition	England
Coors Holding Ltd.	England
Coors Brewers Limited	England

(1)
Effective, July 1, 2008, Molson Coors Brewing Company and SABMiller plc combined the U.S. and Puerto Rico operations of their respective subsidiaries, Coors Brewing Company and Miller Brewing Company. Each party contributed its business and related operating assets and certain liabilities into an operating joint venture company. The percentage interests in the profits of the joint venture will be 58% for SABMiller plc and 42% for Molson Coors Brewing Company. Voting interests will be shared 50%-50%, and each investing company will have equal board representation within MillerCoors LLC. Each party to the joint venture has agreed not to transfer its economic or voting interests in the joint venture for a period of five years, and certain rights of first refusal apply to any subsequent assignment of such interests.

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  EXHIBIT 21
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES SUBSIDIARIES OF THE REGISTRANT